CODE OF ETHICS
Optimal Tax Asset Management, Inc.

Section 1. Overview
Optimal Tax Asset Management, Inc. ("OTAM", "Adviser" or "Firm") is registered with the United States Securities and Exchange Commission as an investment adviser. As a registered investment adviser and fiduciary to our advisory client, we have a duty to act in utmost good faith, to place our client's interests first and foremost, and to make full and fair disclosure of all material facts, particularly information as to any potential and/or actual conflicts of interest. Our Code of Ethics is designed to ensure legal and regulatory adherence and promote a culture of ethics, transparency, and accountability across all aspects of our operations.
Within this Code of Ethics, certain terms are used as follows:
•"We," "us," and "our" refer to Optimal Tax Asset Management, Inc.
•"Associated persons" refers to all employees, officers, directors, and any other persons who are involved in any manner with the firm's investment adviser activities.
•"Access persons" refers to any associated person who has access to nonpublic information regarding client securities transactions or recommendations.
•"Client" refers to the exchange-traded fund (ETF) for which we provide investment advisory services.
All associated persons are deemed access persons for purposes of this Code and are required to comply with all provisions herein. Associated persons who provide investment advice, make portfolio management decisions, or supervise those who do are Investment Adviser Representatives (IARs) and are subject to registration requirements under federal and state securities laws. IAR registration requirements, including Form U4 filing, state registration, examination/qualification requirements, and continuing education, are addressed in the firm's Compliance Manual.
This Code of Ethics is designed to assist us and our associated persons in preventing, detecting, and correcting violations of law, rules, and regulations. Compliance with this Code is required. Failure to abide by these policies and procedures could expose individuals or the firm to significant consequences which may include disciplinary action, termination, regulatory sanctions, potential financial sanctions, and/or civil and criminal penalties.
All associated persons are expected to read, understand, and adhere to the procedures described in this Code initially and annually thereafter. This Code will be updated on a periodic

Optimal Tax Asset Management, Inc. - Code of Ethics

basis to reflect our current business practices and regulatory requirements. Any questions regarding this Code should be directed to the Chief Compliance Officer ("CCO").
Section 2. Certification
Initial Certification
All associated persons will be provided with a copy of this Code and must initially certify in writing that they:
1.Have received a copy of the Code;
2.Have read and understand all provisions of the Code; and
3.Agree to abide by the Code.
In addition, all associated persons must report all "personal" account holdings as required by this Code.
Acknowledgment of Amendments
Not less than annually, all associated persons shall receive any amendments and/or revisions to the Code and must certify in writing that they:
1.Have received a copy of the amendment(s) or revision(s);
2.Have read and understand the amendment(s) or revision(s); and
3.Agree to abide by the Code as amended or revised.
Section 3. Personal Securities Transactions
The interests of our client must always be placed first. Associated persons may not trade in such a way as to obtain a better price for themselves than for the client's account, knowingly cause an actual or potential conflict of interest absent full advance disclosure of such conflict, or personally benefit in any way (except normal and customary compensation) from such transactions placed on behalf of the client's account.
Associated persons may not place trades for an associated person's own account or an account over which the associated person has discretionary authority or control (e.g., POA, trustee, executor, custodian) or a beneficial ownership ("Personal Account") ahead of those for the client's account. The CCO will monitor the trading activity in an associated person's Personal Accounts and will compare such trading activity to the client's accounts.
Initial Public Offerings and Private or Limited Offerings

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All associated persons must submit a request to and receive written approval from the CCO before acquiring a beneficial ownership of any securities in an initial public offering, limited offering, or private placement.
Interested Transactions
No associated person shall recommend any security for the client that the associated person also owns without first having disclosed to the client any material conflict of interest that may exist that could adversely impact the associated person's fiduciary obligation to act solely in the best interests of the client, including, without limitation:
•Any material beneficial ownership of any securities of such issuer;
•Any contemplated material transaction by such person in such securities;
•Any employment or board of director position with such issuer or its affiliates; and
•Any present or proposed business relationship between such issuer (or its affiliates) and such person (or any party in which such person has a significant interest).
The disclosure requirements of this section do not apply to securities added to or maintained in the Client's portfolio solely pursuant to the mechanical application of a non-discretionary, rules-based index methodology. In such cases, the conflict is mitigated by the objective nature of the investment process.
Associated persons should contact the CCO with any questions about the material nature of a conflict or potential conflict.
Reporting Requirements
Initial Holdings Report
Associated persons of the firm must report their reportable securities holdings within 10 days of association with the firm, and annually thereafter. The information must be provided for any security in which the associated person has any direct or indirect beneficial ownership and must be current as of a date not more than 45 days prior to association with the firm.
Initial Holdings Reports shall, at a minimum, include:
•The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security;
•The name of any broker, dealer, bank, or other financial institution with which the associated person maintains an account in which any securities are held for the associated person's direct or indirect benefit; and
•The date the associated person submits the report.

Optimal Tax Asset Management, Inc. - Code of Ethics

Annual Holdings Report
Each associated person shall annually, on a date selected by the firm, file an annual holdings report containing the same information required in the initial holdings report described above. The information submitted must be current as of a date no more than 45 days before the annual report is submitted.
Quarterly Transaction Reports
Each associated person who maintains a personal brokerage account or reportable securities shall, within 30 days of the end of each calendar quarter, submit monthly account statements from the custodian(s) covering all three months of the quarter that show all reportable securities transactions effected during the calendar quarter, regardless of whether he or she had reportable securities transactions.
Each quarterly submission must include monthly statements showing, at a minimum, the following information about each transaction involving a reportable security in which the associated person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
•The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•The nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);
•The price of the reportable security at which the transaction was effected;
•The name of the broker, dealer, bank, or other financial institution with or through which the transaction was effected; and
•The date the associated person submits the report.
Exempt Transactions
An associated person need not submit a report:
•With respect to securities held in accounts over which the associated person had no direct or indirect influence or control;
•With respect to transactions effected pursuant to an automatic investment plan;
•With respect to accounts over which a third-party investment adviser has full discretion, in which the associated person does not have the ability to initiate transactions and where specific transactions are not discussed with the associated person prior to being

Optimal Tax Asset Management, Inc. - Code of Ethics

made, and for which written confirmation of the same has been received by the firm from the third-party investment adviser.
Reportable Securities
"Reportable security" refers to any security except for:
1.Direct obligations of the government of the United States;
2.Bankers' acceptances, bank certificates of deposit, commercial paper, and other high-quality short-term debt instruments, including repurchase agreements;
3.Shares issued by money market funds;
4.Transactions and holdings in shares of other types of open-end registered mutual funds, unless OTAM or a control affiliate acts as the investment adviser or principal underwriter for the fund; and
5.Transactions in units of a unit investment trust (UIT) if the UIT is invested exclusively in mutual funds, unless OTAM or a control affiliate acts as the investment adviser or principal underwriter for the fund.
Beneficial Ownership
"Beneficial ownership" shall be interpreted in the same manner as under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and shall mean any person who, directly or indirectly, has or shares an interest in the securities held in the account. Persons with a "direct" interest in an account include the associated person, as well as the spouse or any dependent of the associated person. Persons with an "indirect" interest include any member of the associated person's immediate family sharing the same household. "Immediate family" is defined to include any child, stepchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include all adoptive relationships.
Monitoring and Review of Personal Securities Transactions
The CCO will monitor and review all reports required to be submitted under the Code for compliance with the firm's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of associated persons regarding personal securities trading.
Associated persons are required to cooperate with such inquiries and the firm's monitoring or review procedures. The CCO shall identify all associated persons who are required to file reports pursuant to the Code and will inform such associated persons of their reporting obligations.
Pre-Clearance Requirements

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All associated persons must pre-clear all personal securities transactions before executing trades to ensure they do not conflict with pending client trades or violate blackout periods. Pre-clearance is not required for personal transactions in 'De Minimis' amounts of equity securities issued by companies with a market capitalization exceeding $10 billion at the time of the trade, provided the transaction does not exceed 500 shares or $50,000 in total value. These transactions remain subject to all reporting requirements and the blackout periods surrounding ETF rebalancing. The CCO reviews all pre-clearance requests and has authority to deny any transaction that could create a conflict of interest or raise concerns about potential misuse of client information.
Associated persons are prohibited from trading in any security on the same day that the client is trading in that security, with limited exceptions for systematic investment plans or transactions in diversified mutual funds. Associated persons are also subject to holding period requirements for certain investments to discourage short-term trading based on client information.
Cryptocurrency-Related Securities
Associated persons are reminded that the definition of a "security" is broadly interpreted under the law. Given the significant increase in public interest regarding cryptocurrencies, the widespread promotion of cryptocurrency investments, the extreme volatility of cryptocurrency prices, and numerous fraud-related regulatory enforcement actions and scrutiny in this area, associated persons must be diligent in ensuring that they do not provide any investment advice regarding cryptocurrencies or promote, solicit, or recommend any security to the client that has not been approved by the firm. Associated persons must contact the CCO with any questions about cryptocurrency-related securities.
Section 4. Insider Trading
Policy Statement on Insider Trading
We prohibit any associated person or client from trading, either personally or on behalf of others, using material nonpublic information in violation of the law. This conduct is frequently referred to as "insider trading."
This policy applies to every associated person and extends to activities within and outside their duties at the firm. If associated persons have any questions regarding our policy and procedures, they should contact the CCO.
The term insider trading is not defined in the federal securities laws, but it generally refers to the use of material, nonpublic information to trade in securities (whether or not one is an "insider") or the communication of material nonpublic information to others for that same purpose.

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Although the law concerning insider trading is not static, it is generally understood that the law prohibits:
•Trading by an insider while in possession of material nonpublic information
•Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated
•Communicating material nonpublic information to others for trading purposes
If an associated person believes that any person may be trading on insider information, they must immediately contact the CCO.
Who Is an Insider?
The concept of insider is broad and includes officers, directors, and employees of a company or issuer. In addition, a person may be a temporary insider if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to nonpublic information.
Outsiders may become temporary insiders. For example, a temporary insider may include a company's attorneys, accountants, consultants, bank lending officers, and employees of such organizations. In addition, OTAM may become a temporary insider of a company it advises or for which it performs other services.
What Is Material Information?
Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, agents, and employees should consider material includes, but is not limited to:
•Dividend changes
•Earnings estimates
•Changes in previously released earnings estimates
•Significant merger or acquisition proposals or agreements
•Major litigation
•Liquidation problems
•Extraordinary management developments
What Is Nonpublic Information?

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Information is nonpublic until it has been effectively communicated to the public and/or marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a public report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal, or other publications of general circulation would be considered public.
Penalties for Insider Trading
Penalties for trading on or communicating material nonpublic information for trading purposes are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:
•Civil injunctions
•Treble damages
•Disgorgement of profits or losses avoided
•Incarceration
Fines for the person who committed the violation can be up to three times the profit gained or loss avoided, whether or not the person actually benefited. In addition, fines for the employer or other controlling person can be up to $1 million or three times the amount of the profit gained or loss avoided, whichever is greater.
Any violation of our insider trading policy should be expected to result in serious sanctions by the firm, including for-cause termination of the person(s) involved.
Implementation of Insider Trading Policy and Procedures
The following procedures have been established to aid associated persons of the firm to avoid insider trading and detail their obligations to the firm in preventing, detecting, and reporting insider trading. Every associated person of the firm must follow these procedures or risk serious sanctions, including termination, substantial personal liability, and criminal penalties. Any questions about these policies and procedures should be directed to the CCO.
Identifying Insider Information
Before executing any transaction in the securities of a company (including the ETF or any portfolio securities) about which an associated person may have potential inside information, the following questions should be asked:
•Is the information material?
•Would the public consider this information important in making investment decisions?

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•Could this information substantially affect the market price of the securities if generally disclosed?
•Is the information nonpublic?
•To whom has this information been provided and under what circumstances or conditions?
•Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal, or other publications of general circulation?
If, after consideration of the above, an associated person believes that the information is material and nonpublic, or if they have questions as to whether the information is material or nonpublic, the associated person is required to take the following steps:
•Report the matter immediately to the CCO.
•Refuse to purchase or sell the securities on behalf of themselves or others, including the client account.
•Do not communicate the information inside or outside the firm, other than to the CCO.
After the CCO has reviewed the issue, the associated person will be instructed how to proceed.
Restricting Access to Material Nonpublic Information
Material nonpublic information may not be communicated to anyone, including persons within the firm, except as necessary to fulfill job responsibilities or as required by law. In addition, care must be taken so that such information is secure. For example, files containing material nonpublic information must be locked, and access to computer files containing material nonpublic information must be restricted.
Resolving Issues Concerning Insider Trading
If, after consideration of the items set forth above, an associated person is still unsure whether the information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing policies and procedures or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.
Section 5. Theft, Embezzlement, and Misapplication of Funds
OTAM holds each associated person responsible for maintaining accurate and complete records. Anyone who embezzles, steals, or willfully misappropriates any monies or funds will suffer immediate termination, in addition to being subjected to fines, imprisonment, or both, from the appropriate authorities.

Optimal Tax Asset Management, Inc. - Code of Ethics

Section 6. Conflicts of Interest/Outside Activities
Conflicts of Interest
OTAM's reputation for integrity is its most valuable asset. This reputation is directly affected by the conduct of its associated persons. For this reason, associated persons must not use their positions for private gain, to advance personal interests, or to obtain favors or benefits for themselves, members of their families, or any other individuals, corporations, or entities.
The basic premise of this Code is that each associated person represents OTAM as a whole and is obligated to act in the firm's best interest, and in the best interests of the firm's client, without regard to the associated person's personal or financial interests or activities. Associated persons are expected to recognize and avoid those situations where personal or financial interests or relationships might influence, or appear to influence, the associated persons' judgment on matters affecting the firm.
Associated persons should understand that a conflict of interest might arise when there is a mere opportunity for conflict to occur. Although associated persons may not intend to create a conflict of interest, they should manage their affairs to avoid even the appearance of such a conflict. If an associated person has any doubt about a certain situation, he or she should immediately contact the CCO.
Conflicts among client interests
Conflicts of interest may arise where the interests of the ETF are not given primacy over other interests. OTAM prohibits favoritism or any action that would constitute a breach of fiduciary duty to the client.
Competing with client trades
Associated persons are prohibited from using knowledge about pending or actual securities transactions for the client in order to profit personally as a result of such transactions, including profiting by purchasing or selling securities in advance of or in conflict with client transactions. Given that the Client utilizes a broad-market index methodology, personal transactions in highly liquid, large-cap securities that overlap with the portfolio are generally permitted, provided they do not occur during a restricted rebalancing window. Conflicts raised by personal securities transactions are addressed in the Personal Securities Transactions section of this Code.
Disclosure of personal interest
Associated persons are prohibited from recommending, initiating, or implementing any security transaction for the client without having first disclosed to the client any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, which would constitute a breach of fiduciary duty.

Optimal Tax Asset Management, Inc. - Code of Ethics

Outside Employment and Activities
Acceptance of outside speaking engagements, election to the board of directors of other organizations, and participation in political activities or activities on behalf of outside organizations represent potential conflicts of interest for the firm and its associated persons. All associated persons must disclose any outside business activity by completing an Outside Business Activity form and submitting such form to the CCO. This form must be received and acknowledged in writing by the CCO prior to the associated person engaging in the disclosed activity and may also need to be disclosed in the associated person's Form U4 and/or Form ADV Part 2B brochure supplement. Outside business activities require written approval prior to commencement from the CCO, confirming no objections and outlining any conditions.
Gifts and Entertainment
The offer or receipt of gifts, gratuities, meals, or entertainment may give rise to an appearance of impropriety or may create a potential conflict of interest.
OTAM has adopted the following policies to guide associated persons with respect to gifts and entertainment:
•Associated persons may not accept or provide any gifts or favors that could influence the decisions the associated person or the recipient may make in business transactions involving the firm, or that others might reasonably believe could influence those decisions.
•Modest gifts in value of $250 or less per person per year may be accepted or given, subject to the reporting requirements discussed below. Entertainment that is not as frequent or excessive as to raise issues of propriety and that conforms to generally accepted business practices may also be permissible.
Reporting Requirements
Any associated person who accepts or provides, directly or indirectly, anything of value from any person or entity that does business with or on behalf of the firm, including gifts and gratuities with an aggregate value in excess of $100 per year from each donor, must report to and obtain consent from the CCO before accepting or making such gift.
This reporting requirement does not apply to bona fide dining or bona fide entertainment, provided that a representative of the company hosting the event is present.
This gift reporting requirement is for the purpose of helping the firm monitor the activities of its associated persons. The reporting of a gift does not, however, relieve any associated person from the obligations and policies set forth in this section or anywhere else in this Code.
If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Optimal Tax Asset Management, Inc. - Code of Ethics

Section 7. Confidentiality and Disclosure of Information
Privacy
The ETF, ETF Architects, and any investors in the ETF expect OTAM and its associated persons to keep information regarding their business affairs in strict confidence at all times. Our Privacy Policy also requires us to do so. All associated persons must be aware of the firm's Privacy Policy and must follow the procedures of such policy.
Confidential Client Information
In the course of investment advisory activities, the firm gains access to nonpublic information about its client. Such information may include personal financial and account information, the allocation of assets in the ETF portfolio, the composition of investments in the ETF portfolio, information relating to services performed for or transactions entered into on behalf of the client, advice provided by the firm to the client, and data or analyses derived from such nonpublic personal information (collectively referred to as "Confidential Client Information").
The unauthorized use or release of Confidential Client Information during or after employment and/or association with OTAM is a breach of this Code. Confidential Client Information is to be used solely for legitimate business purposes and must never be discussed with or divulged to unauthorized persons, including but not limited to family, friends, and acquaintances. The need for confidentiality prohibits disclosure to anyone not required to know such information.
All Confidential Client Information, whether relating to the firm's current or former client, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information should be resolved by erring on the side of confidentiality.
Nondisclosure of Confidential Client Information
All information regarding the firm's client is confidential. Information may only be disclosed when the disclosure is consistent with our Privacy Policy and the client's direction. As a matter of policy, the firm does not share Confidential Client Information with any third parties, except in the following circumstances:
•As necessary to provide services that the client has requested or authorized or to maintain and service the client's account. OTAM will require that any financial intermediary, agent, or other service provider utilized by the firm (such as custodians or other service providers) comply with substantially similar standards for nondisclosure and protection of Confidential Client Information and use the information provided by the firm only for the performance of the specific service requested by the firm;
•As required by regulatory authorities or law enforcement officials who have jurisdiction over OTAM or as otherwise required by any applicable law; and

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•To the extent reasonably necessary to prevent fraud, unauthorized transactions, or liability.
In addition to Confidential Client Information, associated persons may have access to other confidential information, including business relationships, account balances, trading history, or other transactions with the firm. Examples of other confidential information include, but are not limited to, corporate policies, objectives, goals, and strategies; lists of service providers or employees; other materials such as graphs, memoranda, documents, manuals, written procedures, reports, and records; software or hardware for use in computer or word processing equipment; and training materials, bulletins, and similar originals or copies of records, whether or not the associated person has contributed to their creation.
All associated persons are prohibited, either during or after the termination of their employment or association with OTAM, from disclosing Confidential Client Information or other confidential information to any person or entity outside the firm, including family members, except under the circumstances described above. An associated person is permitted to disclose Confidential Client Information or other confidential information only to such other associated persons who need to have access to such information to deliver services to the client or as may otherwise be required by rule or regulation.
Associated persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information, and, upon termination of their employment and/or association with the firm, they must return any copies and originals of all such documents.
Any associated person who violates the nondisclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information, as well as potential litigation.
Multiple Party Conflicts and Confidentiality
Certain dealings with the client, representatives of the client, or other related parties present unique conflict of interest or confidentiality considerations. To identify and reasonably address potential conflicts of interest and confidentiality concerns, associated persons facing these scenarios should ask themselves the following questions:
1.Who am I representing in the transaction?
2.Am I representing multiple parties in the same transaction?
3.If I'm representing multiple parties in the same transaction, in what ways are their interests not fully aligned (i.e., what conflicts exist among them), and how should I help mitigate those conflicts?

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4.By representing certain related and/or affiliated parties, could I be placed in a situation where I may be asked to share nonpublic information with another party? What must I do to either avoid that situation or be sure I've obtained consent to share such information?
5.By representing certain related and/or affiliated parties, could I be placed in a situation where, either by necessity or unintentionally, I favor one party over another? If so, what specific steps should I take to mitigate and disclose those conflicts?
6.Can I neutrally and fairly serve in this capacity, and if not, would it be better to not serve in this role?
It is important that associated persons take reasonable steps to identify, mitigate, and disclose conflicts to all relevant parties prior to and throughout any transaction or relationship.
Service as a Director
No associated person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO and following a determination that such board service would not be inconsistent with the interest of the firm's client.
Proprietary Information
The responsibility belongs to all associated persons to protect the confidentiality of the firm's proprietary information and other personal information, computer vendors' software, and other confidential or proprietary information. Any contractual agreements must be treated as trade secrets belonging to the firm. It is vital that all associated persons realize that proprietary systems information, such as program code, record formats/layouts, and vendor documentation, must not be used inappropriately or disclosed to unauthorized persons.
Information Security
Information resources (e.g., data, reports, e-mail, communication, memos) are corporate assets and must be protected against all forms of unauthorized access, use, disclosure, modification, or destruction, whether accidental or intentional. Security controls exerted over these resources should be consistent with the value of the information source.
Software Privacy
Associated persons of the firm are required to use software in accordance with the licenses for the software.
Copyright and Trademark Protection
Associated persons should respect the copyright and trademark protections of any materials utilized, including written materials, software programs, electronic images, and recordings.

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Such materials must not be used, distributed, or copied unless authorized. Any use of another entity's trademark must be authorized in writing by that entity.
Associated persons must protect OTAM's own copyrights, trademarks, service marks, and trade names. Use of the firm's copyrights, trademarks, service marks, and trade names must always conform to the firm's then-current standards and policies.
Ownership of Work Product
Any work product created on the firm's time and/or using firm resources or information, or work created at the direction of the firm's officials or in connection with or related to firm business, shall be the sole and exclusive property of the firm. All rights and privileges associated with such work product will be exclusively the firm's.
Use of Corporate Name and Letterhead
OTAM's name, logo, or corporate letterhead may not be used for any purpose other than in the normal course of official company business, unless expressly approved by the CCO.
Relationship with the Media
The firm's relationship with the media is an important one that affects our image in the community. Associated persons should refer all questions or requests for information from reporters or other media representatives to firm ownership to ensure consistency and accuracy of information. In the event of a media inquiry, associated persons are required to obtain the person's contact information (name, employer, phone number, and topic) and inform the media representative that someone from the firm will contact them shortly; the associated person should then notify the CCO to determine next steps.
Section 8. Workplace Conduct
General Conduct
OTAM expects all associated persons to conduct themselves in a professional and appropriate manner. Employee conduct extends beyond the workplace environment to any business or work-related functions or activities that may reflect on the firm. We will not tolerate any inappropriate behavior, including any threat of violence or harassment. Any conduct that is deemed inappropriate or that interferes with business operations will not be tolerated.
Employment at Will
All associated persons of the firm are employees "at will," meaning that either the company or the associated person may terminate the employment relationship at any time and for any reason.
Equal Opportunity and Diversity

Optimal Tax Asset Management, Inc. - Code of Ethics

The firm values diversity in the workplace and in our relationships with the client and service providers. The firm is committed to a policy of nondiscrimination and equal opportunity for all employees and qualified applicants, without regard to race, color, religion, gender, sexual orientation, age, national origin, ancestry, disability, or any other categories protected by state or federal law.
Policy Against Harassment
The firm is committed to a workplace free of harassment, including harassment based on race, religion, age, gender, sexual orientation, military or veteran status, or any other characteristic protected by state or federal law. Harassment includes verbal or physical conduct designed to threaten, intimidate, or coerce. Sexual harassment is broadly defined as unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature. We encourage any associated person who believes he or she has been subjected to harassment to report it to the CCO.
Physical or verbal abuse by any associated person that harasses, disrupts, or interferes with another's work performance, or that creates an offensive, intimidating, or hostile work environment, will not be tolerated. Any associated person engaged in harassment practices will be disciplined appropriately, which may include immediate termination.
Electronic Communications
Electronic communication systems (e.g., facsimile, e-mail, voicemail, Teams, phone) are corporate properties. As such, the firm has the right to monitor and review any use of these systems, including reviewing the content of any communications. Electronic communications are archived to comply with the record-retention requirements of the Advisers Act.
Technology/Equipment and Data Security
The security of our data is of the utmost importance. All associated persons are required to exclusively use devices issued by the firm for any firm-related work. Firm-issued devices are protected through Visory and Advisor Armor information security infrastructure. The use of personal devices to perform work for the firm is prohibited. Company-issued devices must be stored securely by associated persons when not in use.
Associated persons must be cautious as it relates to targeted email phishing or fraudulent wire requests. If you believe you have been the victim of an email phishing or other malware attack, you are required to immediately notify the CCO by phone to ensure appropriate action can be taken.
Associated persons must have a stable, secure internet connection with sufficient bandwidth to participate in video meetings and other regular activities.

Optimal Tax Asset Management, Inc. - Code of Ethics

Associated persons may only access the internet for business purposes from secure connections or via a virtual private network. All equipment we provide to an associated person remains the property of the firm and must be returned upon separation from employment or at any other time upon notice from the firm.
Password Management
Passwords to firm-issued devices may not be shared. Computers and other devices used for firm business must be locked when not in use. In addition, any passwords to access such devices should not be written down or physically accessible.
Physical Space/Receipt of Firm Correspondence
Associated persons should work from a space that is appropriate for the type of work being done. The space should generally be private so that others cannot overhear confidential conversations or meetings or view computer screens that contain sensitive information.
Associated persons who work with physical documents must have a secure location to store those documents and a secure method to destroy papers or media that contain sensitive information.
Section 9. Reporting Violations and Sanctions
Reporting Violations of the Code
All associated persons are required to promptly report to the CCO all potential violations of the Code. The CCO will investigate all potential violations of the Code and document any corrective action taken in a centralized log or file. If a violation did not involve fraud, willful deceit, or manipulative practices in violation of Section 206 of the Advisers Act and is therefore not considered to be a "material" violation of the Code, the CCO may choose to prepare and maintain a written record of such finding in the reporting file created for this purpose, in their sole discretion.
The CCO will consider material reports made hereunder and shall determine whether the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fines or assessments, disgorgement of profits, the rescission of trades, or suspension or termination of the associated person's association with OTAM.
Reporting Violations of Federal Securities Laws: Whistleblower Provisions
Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act authorizes the SEC to pay rewards to individuals who provide information about a possible securities law violation (referred to as a "whistleblower") that has occurred, is ongoing, or is about to occur and that leads to successful SEC enforcement actions and certain related actions. Potential whistleblowers must identify themselves as seeking a reward and provide a sworn statement

Optimal Tax Asset Management, Inc. - Code of Ethics

that the information they provided is true. If the SEC collects more than $1 million based upon the information provided by the whistleblower, then the whistleblower may receive between 10 percent and 30 percent of the total amount collected.
A whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur. It is unlawful for anyone to interfere with a whistleblower's efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.
All associated persons who have information about a possible securities law violation are strongly encouraged to report it to the CCO prior to going to the SEC to allow OTAM to investigate the matter first.
Further Information
Associated persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.
Section 10. Records
The CCO shall maintain, and cause to be maintained in a readily accessible place, the following:
•A copy of any code of ethics adopted by the firm, which is or has been in effect during the past five years.
•A record of any violation of the Code, and any action that was taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred.
•A record of all written acknowledgments of receipt of the Code, and amendments thereto, for each person who is currently, or within the past five years was, an associated person, which shall be retained for five years after the individual ceases to be an associated person of the firm.
•A copy of each report made pursuant to the Code's reporting requirements, including any brokerage confirmations and account statements made in lieu of these reports.
•A list of all persons who are, or within the preceding five years have been, associated persons.
•A record of any decision, and the reasons supporting such decision, to approve an associated person's acquisition of securities in IPOs and limited offerings within the past five years, after the end of the fiscal year in which such approval is granted.

Optimal Tax Asset Management, Inc. - Code of Ethics

Effective Date: 1/29/2026
Last Revised: 1/29/2026